EXHIBIT 10.24
Capella Healthcare, Inc.
Two Corporate Centre, Suite 200
501 Corporate Centre Drive
Franklin, TN 37067-2662
May 27, 2011
Mr. Howard T. Wall, III
1507 Starlight Lane
Franklin, TN 37069
RE: Confirmation of Departure Terms
Dear Howard:
     We appreciate your service to Capella Healthcare, Inc, a Delaware corporation, and its affiliates (the “Employer”). Accordingly, this letter confirms the terms of your departure, as well as certain other items, including with respect to certain matters set forth in the Senior Management Agreement dated as of November 7, 2005, between you, Capella Holdings, Inc., a Delaware corporation (the “Parent Company”), and Employer (the “Senior Management Agreement”).
     Employer and the Parent Company are sometimes collectively referred to herein as “Capella,” and we may use the term “you” and “Executive” interchangeably to refer to Howard T. Wall, III.
     You agree that, when you sign and indicate your acknowledgement and acceptance at the bottom of the last page of this letter, this letter shall constitute a binding agreement among Capella, you, and your heirs, assigns, personal representatives, and all persons claiming under or through you or on your behalf, and that your obligations set forth in this letter agreement are binding on you, your heirs, assigns, personal representatives, and all persons claiming under or through you or on your behalf.
     You and Capella agree as follows:
     1. Resignation. You and we acknowledge and agree that the last day of your active employment with Employer will be June 10, 2011, and Employer acknowledges and accepts your resignation as senior vice president and general counsel of Employer. Your resignation from all such positions shall be effective as of June 10, 2011. The parties acknowledge the discussions among the parties (prior to signing this letter agreement) with respect to Executive’s expected new employment with RegionalCare Hospital Partners. Accordingly, Capella hereby waives Section 8(a) of the Senior Management Agreement and releases Executive from compliance therewith in order for Executive to accept employment with RegionalCare Hospital Partners.
     2. Other Payments and Reimbursements. Employer shall pay to Executive all remaining unpaid obligations (if any) for unpaid salary on and as of Executive’s last day of employment. All accrued and unused vacation pay or other fringe benefits to which Executive may be entitled shall be paid to Executive in accordance with Employer’s policies with respect thereto, and a copy of Employer’s vacation policy is attached hereto as Exhibit A. The parties hereto acknowledge that Capella will withhold from such payments all applicable federal, state, and/or local taxes. Executive will submit to Cappella

Mr. Howard T. Wall, III
May 27, 2011

evidence of all unreimbursed fiscal year 2011 expenses (if any) on or before Executive’s last day of employment, and Capella will reimburse Executive in accordance with company policy.
     3. Mutual Releases.
     (a) By Executive. As a material inducement to Employer to enter into this letter agreement and to make the payment described in this letter agreement, the Executive (for yourself, your heirs, assigns, personal representatives and all other persons or individuals claiming under or through you or on your behalf) do knowingly and voluntarily, and irrevocably and unconditionally, release and forever discharge Capella, our officers, directors, employees, agents, representatives, successors and assigns, of and from any and all charges, claims, demands, actions, and causes of action that you may have of whatever kind and nature, known and unknown, statutory or otherwise, including without limitation claims for wrongful discharge, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and the Tennessee Human Rights Act, the Equal Pay Act, the Americans With Disabilities Act, 42 U.S.C. §§ 1981 and 1985, or claims under any other federal, state or local laws or regulations applicable to employment and termination thereof, arising out of or in connection with your employment with and at, the termination of your employment with and at, and your own relationship in any respect with, Capella, up through the date that this letter agreement is signed and delivered. We acknowledge and agree that you are not releasing any claims arising after the date you sign this letter agreement. You acknowledge and agree that the release above will not become effective until the expiration of seven days from the date you sign this release (which is the date shown next to your signature below). You acknowledge that you have been given a period of 21 days to review and consider the release above before signing this letter agreement, and may use as much or as little of the 21 day period as you wish prior to signing. You may revoke the release within 7 days of signing it by delivering a written notice of revocation, no later than the close of business on the seventh day after you sign this release, to Kenneth Weber at Baker Donelson Bearman Caldwell & Berkowitz at its notice address below.
     (b) By Capella. As a material inducement to Executive to enter into this letter agreement, Capella (for itself and its successors and assigns) does knowingly and voluntarily, and irrevocably and unconditionally, release and forever discharge Executive from any and all charges, claims, demands, actions, and causes of action that Capella may have of whatever kind and nature, known and unknown, statutory or otherwise arising out of or in connection with Executive’s employment with Capella and Capella’s relationship in any respect with Executive up through the date that this letter agreement is signed and delivered. You acknowledge and agree that Capella is not releasing any claims arising after the date that you sign this letter agreement. Capella’s release hereunder shall take effect on the date that Executive’s release of Capella takes effect pursuant to paragraph 3(a) above.
     4. Additional Covenants.
     (a) Nondisparagement. You and Capella hereby agree that neither shall at any time make or publish any statements (orally, in writing, or by electronic means) that libels, slanders, disparages or reflects negatively upon the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of Executive, Capella or any of its subsidiaries,

Mr. Howard T. Wall, III
May 27, 2011

officers, directors, partners, employees, or direct or indirect shareholders. Capella will provide to Executive a copy of any public announcements with respect to Executive’s departure and transition in advance of Capella’s release of any such announcements.
     (b) No-Hire Covenant. Solely for the purpose of this subparagraph, RegionalCare Hospital Partners joins in this letter agreement and covenants with Capella not to hire any person employed by Capella (who is employed as of the date hereof) for a period of 24 months from the date hereof. The parties acknowledge that RegionalCare Hospital Partners makes this covenant in reliance on Capella’s covenants and obligations herein and in exchange for Capella’s agreement to waive Section 8(a) of the Senior Management Agreement to permit Executive to accept employment with RegionalCare Hospital Partners. (For avoidance of doubt, references in this letter agreement to “the parties hereto” or similar references shall not include RegionalCare Hospital Partners unless the reference is expressly with respect to this Paragraph 4(b).)
     (c) Executive Securities. Reference is hereby made to the provisions relating to the Executive Securities in (and as “Executive Securities” is defined in) the Senior Management Agreement. For avoidance of doubt, the parties hereto acknowledge and agree that, as of the date hereof, Executive holds 631,880 shares of Capella’s common stock, all of which are 100% vested pursuant to the terms of the Senior Management Agreement.
     (i) On Executive’s last day of employment, Capella shall repurchase that certain number of Executive Securities, at a price of $3.80 per share, in an amount equivalent to offset and repay in full the unpaid principal and accrued interest to those certain Executive Notes dated as of 5/12/06 and as of 11/07/05 in the aggregate principal amount of $215,940.00. The accrued interest balance to be repaid thereunder shall be calculated as of Executive’s last day of employment. This letter agreement shall constitute a “Repurchase Notice” under the Senior Management Agreement solely for the purpose of this paragraph, but shall not limit Capella’s right in any respect to exercise the “Repurchase Option” defined in the Senior Management Agreement.
     (ii) Capella hereby agrees and affirms that if Capella exercises its right to repurchase the Executive Securities pursuant to the “Repurchase Option” (defined in the Senior Management Agreement), the purchase price for the Executive Securities will, in accordance with Section 3(b)(ii) of the Senior Management Agreement, be the greater of (A) Executive’s “Original Cost” (as defined in the Senior Management Agreement) for each such share of the Executive Securities and (B) the “Fair Market Value” (as defined in the Senior Management Agreement) of each such share as of the date of the Repurchase Notice delivered to Executive pursuant to Section 3 of the Senior Management Agreement.
     (iii) Capella further covenants with Executive that it shall not take any action that would result in a change in the Executive Securities that is not applicable to all shares of the same class held by Executive and the other members of Capella’s senior management.

Mr. Howard T. Wall, III
May 27, 2011

     5. Representations, Warranties and Acknowledgments. In connection with the transactions contemplated by this letter agreement, each party hereto represents that:
     (a) this letter agreement has been duly executed and delivered and constitutes a valid and binding obligation, enforceable in accordance with its terms;
     (b) such party is not party to any agreements which would prohibit or otherwise adversely affect your ability to execute this letter agreement or consummate the transactions contemplated by this letter agreement; and
     (c) each party has consulted with independent legal counsel before signing this letter agreement.
By signing this letter agreement, each party acknowledges that it has carefully read and fully understands its contents.
     6. Confidentiality. The contents of this letter agreement are strictly confidential. By signing below you agree that you will maintain the confidential nature of this letter agreement, except (1) to legal counsel and tax and financial planners, (2) as necessary to enforce this letter agreement, and (3) as otherwise required by law, in which such case you shall notify Employer in writing in advance of any disclosure.
     7. Indemnification, Defend and Hold Harmless. Capella agrees, in the event a claim is made against the Executive, via suit, administrative claim or otherwise, for any act or event arising out of the course and scope of his employment to defend, indemnify and hold the Executive harmless from any loss, cost or expense that may result from any claim, suit, administrative action or otherwise.
     8. Group Benefit Plans. To the extent that Employer provides and the Executive participates in any group benefit plans or agreements and to the extent that any such “plan” is portable pursuant to applicable law, Employer agrees to assist the Executive in “porting” said “plan,” provided that Executive pays the entire cost or premium thereafter.
     9. No Modification of Senior Management Agreement. Except as expressly provided herein this letter agreement does not purport to amend or modify the Senior Management Agreement and the obligations of Capella or Executive thereunder, and the Senior Management Agreement remains in full force and effect as to the parties thereto except as expressly modified by this letter agreement.
     10. Parties in Interest. All provisions of this letter agreement will bind and inure to the benefit of the parties to this letter agreement and their respective heirs, personal representatives, successors and assigns, whether so expressed or not.
     11. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its conflict of laws.
     12. Notices. All notices, requests, consents and other communications under this letter agreement must be in writing and must be [i] mailed by first class certified mail, [ii] sent by Federal

Mr. Howard T. Wall, III
May 27, 2011

Express, United States Express Mail or similar overnight delivery or courier service, or [iii] delivered (in person, or by a facsimile transmission, telex or similar telecommunications equipment) against receipt, as follows:

If to Employer or Parent Company:	Capella Healthcare, Inc. Capella Holdings, Inc. Attention: Mr. Daniel Slipkovich Two Corporate Centre, Suite 200 501 Corporate Centre Drive Franklin, Tennessee 37067-2662 Facsimile: Telephone:

With a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz PC Attention: Kenneth Weber, Esq. 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 Facsimile: (615) 726-0464 Telephone: (615) 726-7369

If to Executive:	Howard T. Wall, III 1507 Starlight Lane Franklin, TN 37069 Telephone: (615) 972-8962

With a copy to:	Bone McAllester Norton PLLC Attention: Trace Blankenship, Esq. 511 Union Street, Suite 1600 Nashville, Tennessee 37219 Facsimile: (615) 238-6301 Telephone: (615) 238-6331
or to another address of which the addressee has notified the sender in writing in accordance with this Section. Notices given by certified mail will be deemed given at the time of certification, and notices given by any other permitted means will be deemed given at the time of receipt of the notice.
     13. Counterparts. This letter agreement may be executed by each party upon a separate copy or separate signature pages, and any combination of separate copies executed by all parties or including signature pages so executed will constitute a single counterpart of this letter agreement. This letter agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. It will not be necessary, in proving this letter agreement in any proceeding, to produce or account for more than one counterpart of this letter agreement.

Mr. Howard T. Wall, III
May 27, 2011

* * *

Mr. Howard T. Wall, III
May 27, 2011

     If you agree with the terms of this letter agreement, please indicate your acceptance and agreement by signing below. Please sign one copy for yourself and one for Employer, and return one signed original to me.

Very truly yours,

CAPELLA HEALTHCARE, INC.

By:	/s/ Daniel S. Slipkovich
Daniel S. Slipkovich, Chairman and Chief Executive Officer

CAPELLA HOLDINGS, INC.

By:	/s/ Daniel S. Slipkovich
Daniel S. Slipkovich,
Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Howard T. Wall, III
Howard T. Wall, III Date

SOLELY FOR THE PURPOSE STATED IN PARAGRAPH 4(b), REGIONALCARE HOSPITAL PARTNERS JOINS IN THIS LETTER AGREEMENT:

RegionalCare Hospital Partners

By:	/s/ Martin S. Rash
Martin S. Rash, Date Chairman and Chief Executive Officer